EXHIBIT 3.3

                AMENDMENT NO. 1 TO THE AMENDED AND
           RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
               AMERICAN REAL ESTATE PARTNERS, L.P.


          Amendment No. 1, dated as of February 22, 1995 (the "Amendment"), by and among American Property Investors, Inc., a Delaware corporation, as general partner (the "General Partner"), and all other persons and entities who are or shall in the future become limited partners (the "Limited Partners") of American Real Estate Partners, L.P., a Delaware limited partnership (the "Partnership").

          WHEREAS, the Partnership was formed pursuant to an Agreement of Limited Partnership, dated as of April 29, 1987, which was amended and restated in its entirety on May 12, 1987 (the
"Partnership Agreement"); and

          WHEREAS, the Partnership proposes to distribute at no cost to holders of record as of the close of business on or about February 24, 1995 of depositary units representing limited partner interests in the Partnership ("Depositary Units") one subscription right (each, a "Right") for each seven Depositary Units held (the "Rights Offering"); and

          WHEREAS, pursuant to the authority expressly granted to and vested in the General Partner by Section 4.05 of the Partnership Agreement and in connection with the Rights Offering, the General Partner intends to create a series of 5% cumulative pay-in-kind redeemable preferred units representing limited partner interests in the Partnership; and

          WHEREAS, the General Partner desires to further amend the Partnership Agreement to establish the series of Preferred Units upon the terms and conditions set forth herein and fix the designation and number of units thereof and fix the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof and to incorporate certain changes conforming with the Internal Revenue Code of 1986, as amended.

          NOW THEREFORE, in consideration of the foregoing, the Partnership Agreement is amended as follows:

     Section 1. DEFINITIONS. Terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Partnership Agreement.


     Section 2. CERTAIN ADDITIONAL DEFINITIONS. As used herein the following terms and phrases shall have the meanings set forth below:
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          "ADJUSTED CAPITAL ACCOUNT" means the Capital Account
maintained for each Partner for each Fiscal Year: (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the General Partner.

          "DISTRIBUTION PERIOD" means the applicable period from and including a Payment Date (as defined below) to and excluding the next Payment Date, or, as to particular Preferred Units, such shorter period during which such Preferred Units are outstanding (including the first day but excluding the last day of such shorter period).

          "LEGAL HOLIDAY" means any day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York.

          "NONRECOURSE DEDUCTIONS" means the nonrecourse deductions as defined in Treasury Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during such Fiscal Year reduced by any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulation Section 1.704-2(c) and 1.704-2(h).

          "NONRECOURSE LIABILITY" means a liability as defined in Treasury Regulation Section 1.704-2(b)(3).

          "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

          "PARTNER NONRECOURSE DEBT" means a liability as defined in Treasury Regulation Section 1.704-2(b)(4).

          "PARTNER NONRECOURSE DEDUCTIONS" means the partner nonrecourse deductions as defined in Treasury Regulation Section 1.704-2(i)(2). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year equals the net increase, if any, in the amount of Partner Minimum Gain during such Fiscal Year attributable to such Partner Nonrecourse Debt,

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reduced by any distributions during that Fiscal Year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent that such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined according to the provisions of Treasury Regulation
Section 1.704-2(h) and 1.704-2(i).

          "PARTNERSHIP MINIMUM GAIN" means the aggregate gain, if any, that would be realized by the Partnership for purposes of computing book income or loss with respect to each Partnership asset if each Partnership asset subject to a Nonrecourse Liability were disposed of for the amount outstanding on the Nonrecourse Liability by the Partnership in a taxable transaction. Partnership Minimum Gain with respect to each Partnership asset shall be further determined in accordance with Treasury Regulation Section 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain. A Partner's share of Partnership Minimum Gain at the end of any Fiscal Year shall equal the aggregate Nonrecourse Deductions allocated to such Partner (or his predecessors in interest) up to that time, less such Partner's (and predecessors') aggregate share of decreases in Partnership Minimum Gain determined in accordance with Treasury Regulation Section 1.704-2(g).

          Additionally, all references to a "Majority Interest", as defined in the Partnership Agreement, shall not include holders of Preferred Units.

     Section 3. DESIGNATION AND AMOUNT; LIQUIDATION PREFERENCE. There shall be hereby created a series of Units (the "Preferred Units") representing limited partner interests in the Partnership designated as "5% Cumulative Pay-in-Kind Redeemable Preferred Units" and the number of Units constituting such series shall be 15,000,000. The Preferred Units will be represented by certificates issuable solely in whole Preferred Units. No certificates representing fractional Preferred Units will be issued, but record of the ownership of such fractional Preferred Units will be kept on the books of the Partnership and allocations, distributions, voting rights, rights with respect to redemption or conversion and the like shall be determined in accordance with fractional Unit ownership. Record Holders of the Preferred Units shall be entitled to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights and be subject to all limitations of Record Holders of Preferred Units as set forth herein and in the Partnership Agreement. The liquidation preference (the "Liquidation Preference") of each Preferred Unit shall be $10.


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     Section 4.     Distributions.
                    -------------

          (a) Prior to redemption of Preferred Units or Liquidation (as defined below) and dissolution of the Partnership, Record Holders of Preferred Units shall be entitled to receive distributions solely in additional Preferred Units. The distribution rate per Preferred Unit shall be 5.0% per annum on the Liquidation Preference plus all accumulated and unpaid distributions. Distributions shall be payable annually on March 31 of each year (each, a "Payment Date"), commencing March 31, 1996 (except that, if any Payment Date is a Saturday, Sunday or Legal Holiday, then such distribution shall be payable on the next day that is not a Saturday, Sunday or Legal Holiday), subject to declaration thereof by the Board of Directors, to holders of record as they appear upon the books of the Partnership at the close of business on the Record Date therefor. Such Record Date shall be not more than sixty days nor less than ten days prior to the applicable Payment Date, as fixed by the Board of Directors from time to time.

          (b) The aggregate distribution paid to a Record Holder of Preferred Units shall be based on the aggregate number of Preferred Units held by such Record Holder at the close of business on the applicable Record Date and rounded to the nearest whole cent (with one-half cent rounded upward). Unless otherwise provided herein, distributions on each Preferred Unit will be cumulative from and including the date the Preferred Units are first issued to and excluding the earliest to occur of (i) the Redemption Date (as defined below) and (ii) the date of final distribution of assets upon any liquidation or winding up of the Partnership, whether voluntary or involuntary (any such event referred to in this clause
(ii), a "Liquidation").

          (c) Any reference to "distribution" contained in this
Section 4 shall not include any distribution made in connection with any Liquidation.

     Section 5.     Liquidation Preference.
                    ----------------------

          (a) In the event of any Liquidation, each Record Holder of Preferred Units shall be entitled to receive, and be paid out of the assets of the Partnership available for distribution to its Record Holders, the amount of the Record Holder's Capital Account in respect of the Preferred Units, which amount is intended to equal the Liquidation Preference, plus all accumulated and unpaid distributions on such Preferred Units to the date of final distribution to the Record Holders of Preferred Units, whether or not declared, without interest, and no more, before any payment shall be made or any assets distributed to Record Holders of Depositary Units or any other class or series of the Partnership's Units or other equity ranking junior to the Preferred Units upon such Liquidation. If, upon any Liquidation, the amounts payable with respect to liquidation preferences of the Preferred Units and any other class or series of the Partnership's Units or other

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equity securities ranking on a parity with the Preferred Units upon such Liquidation are not paid in full, the Record Holders of the Preferred Units and of such other securities will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per unit amounts to which Record Holders of Preferred Units and such other securities are entitled will in all cases bear to each other the same ratio that the liquidation preferences of the Preferred Units and such other securities bear to each other. After payment in full of the Liquidation Preference and any accumulated and unpaid distributions in respect of the Preferred Units upon Liquidation, the Record Holders of such Preferred Units in their capacity as such shall not be entitled to any further right or claim to any remaining assets of the Partnership.

          (b) Neither the merger nor consolidation of the Partnership into or with any other entity, nor the merger or consolidation of any other entity into or with the Partnership, nor a sale, transfer or lease of all or any part of the assets of the Partnership, shall be deemed to be a Liquidation for purposes of this Amendment.

          (c) Written notice of any Liquidation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty
(30) days prior to any payment date stated therein, to the holders of record of the Preferred Units at their respective addresses as the same shall appear on the books of the Partnership or the Transfer Agent for the Preferred Units.

     Section 6.     Optional Redemption.
                    -------------------

          (a) On any Payment Date, commencing with the Payment Date on March 31, 2000, the Partnership, with the approval of the Audit Committee, may redeem all, but not less than all, of the Preferred Units, out of funds legally available therefor, at a price per Preferred Unit equal to the Liquidation Preference plus any accumulated and unpaid distributions thereon, whether or not declared, up to but excluding the date fixed for redemption (such sum being hereinafter referred to as the "Redemption Price"). The aggregate Redemption Price paid to a Record Holder of Preferred Units shall be the product of the aggregate number of Preferred Units redeemed from such Record Holder and the per unit Redemption Price, with such product being rounded to the nearest whole cent (with one-half cent rounded upward) and shall be payable either in all cash or, as provided in Section 6(b) below, Depositary Units. Upon any Redemption, the Redemption Price may be paid either all in cash or all in Depositary Units but not in a combination thereof.

          (b) If the Redemption Price is paid in Depositary Units, each Record Holder of Preferred Units shall be entitled to receive an amount of Depositary Units equal to the Redemption Price; provided that if the Redemption Price payable with respect to any

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Record Holder's Preferred Units is not an integral multiple of the value of one Depositary Unit, as determined in accordance with the formula set forth below, the difference between the Redemption Price of such Preferred Units of such Preferred Units and the highest integral multiple of the value of one Depositary Unit which is less than the Redemption Price of such Preferred Units shall be paid to such Record Holder in cash (the "Cash Payment").
Depositary Units will be valued at (i) if the Depositary Units are listed or admitted to trading on one or more national securities exchange, the average price at which the Depositary Units had been trading over the 20-day period immediately preceding such Redemption on the principal national securities exchange on which the Depositary Units are listed or admitted to trading; (ii) if the Depositary Units are not listed or admitted to trading on a national securities exchange but are quoted by NASDAQ, the average bid price per Depositary Unit at which the Depositary Units had been trading over the 20-day period immediately preceding such Redemption, as furnished by the National Quotation Bureau Incorporated ("Bureau") or such other nationally recognized quotation service as may be selected by the General Partner for such purpose, if such Bureau is not at the time furnishing quotations; or (iii) if the Depositary Units are not listed or admitted to trading on a national securities exchange or quoted by NASDAQ, an amount equal to the book value as reflected in the most recent audited financial statement of the Partnership as of the date of Redemption.

          (c) Not more than sixty nor less than thirty days prior to the date fixed by the Partnership for redemption (the "Redemption Date"), notice by first class mail, postage prepaid, shall be given to the Record Holders of Preferred Units to be redeemed addressed to such Record Holders at their last addresses as shown upon the books of the Partnership. Each such notice of redemption shall specify, as applicable, (i) the Redemption Date,
(ii) the Redemption Price, (iii) whether the Redemption Price is payable in cash or Depositary Units, (iv) if the Redemption Price is payable in Depositary Units, the number of Depositary Units to be delivered and the amount of the Cash Payment, if any, (v) the place or places of delivery and payment, (vi) that delivery and payment will be made upon presentation and surrender of the certificates representing Preferred Units at the place designated in such notice and (vii) that on and after the Redemption Date, distributions will cease to accumulate on the Preferred Units (unless the Partnership defaults in the payment of the Redemption Price).

          (d) Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the Record Holder of Preferred Units receives such notice; and failure to give such notice by mail, or any defect in such notice to the Record Holders of any Preferred Units designated for redemption, shall not affect the validity of the proceedings for the redemption of any other Preferred Units. On or after the Redemption Date, as stated in such notice, each Record Holder of Preferred Units shall

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surrender the certificate evidencing such Units to the Partnership at the place designated in such notice and shall thereupon receive payment in the amount and form specified in such notice. Notice having been given as aforesaid, if funds and any Depositary Units necessary for the redemption shall be legally available therefor and shall have been irrevocably deposited or set aside on or before the Redemption Date, then on and after the close of business on the Redemption Date, notwithstanding that the certificates evidencing any Preferred Units so called for redemption shall not have been surrendered, (i) distributions with respect to the Preferred Units shall cease to accumulate on the Redemption Date, (ii) such Preferred Units shall no longer be deemed outstanding, (iii) the Record Holders thereof shall cease to be Limited Partners of the Partnership to the extent of their interest in such Preferred Units (provided that such Record Holders shall be deemed admitted as Limited Partners with respect to any Depositary Units issued in payment of the Redemption Price for their Preferred Units) and (iv) all rights whatsoever with respect to the Preferred Units so called for redemption (except the right of the Record Holders to receive the Redemption Price for each such Preferred Unit, without interest or any sum of money in lieu of interest thereon, upon surrender of their certificates therefor at the place designated in such notice) shall terminate.

          (e) Except as provided in Section 7 hereof, holders of Preferred Units shall have no right to require redemption of the Preferred Units.

     Section 7.     MANDATORY REDEMPTION.  On March 31, 2010, the
Partnership must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption set forth in Section 6 hereof.

     Section 8. BUSINESS COMBINATIONS. In the event that the Partnership shall effect any capital reorganization or reclassification of its Units or shall consolidate or merge with or into, or shall sell or transfer all or substantially all of its assets to, any other entity, the holders of Preferred Units then outstanding shall be entitled to receive the same kind and amount of securities, cash, property, rights or interests as shall have been receivable for each Depositary Unit by the holders thereof in such reorganization, reclassification, consolidation, merger, sale or transfer had such Preferred Units been redeemed for Depositary Units in accordance with Section 6 immediately prior to such reorganization, reclassification, consolidation, merger, sale or transfer. The above provisions of this Section 8 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or transfers.

     Section 9. STATUS OF ACQUIRED PREFERRED UNITS. Preferred Units acquired by the Partnership upon a redemption pursuant to Sections 6 or 7 or otherwise acquired by the Partnership will be retired and restored to the status of authorized but unissued Preferred Units and may not thereafter be reissued. Preferred

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Units held by the Partnership shall not be deemed outstanding for any purpose and shall have no voting rights or rights to allocations or distributions.

     Section 10.    Voting Rights.
                    -------------

          (a) The Record Holders of Preferred Units will not have any voting rights except as set forth below or as otherwise from time to time required by applicable law. If a distribution is not declared and made to the Record Holders of Preferred Units on any two Payment Dates (which Payment Dates need not be consecutive), the Record Holders of more than 50% of all outstanding Preferred Units, including the General Partner and its affiliates, voting as a class, shall be entitled to appoint two nominees for the Board of Directors of the General Partner. Once elected, the nominees will be appointed to the Board of Directors by action of the General Partner. As directors, the nominees will, in addition to their other duties as directors, be specifically charged with reviewing all future distributions to the Record Holders of the Preferred Units. Such additional directors shall serve until the full distributions accumulated on all outstanding Preferred Units have been declared and paid or set apart for payment. If and when all accumulated distributions on the Preferred Units have been declared and paid or set aside for payment in full, the holders of Preferred Units shall be divested of the special voting rights provided by this paragraph, subject to revesting in the event of each and every subsequent default. Upon termination of such special voting rights attributable to all holders of Preferred Units with respect to payment of distributions, the term of office of each director nominated by the holders of Preferred Units (the "Preferred Unit Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Unit Directors. So long as a distribution default shall continue, any vacancy in the office of a Preferred Unit Director may be filled by written consent of the Preferred Unit Director remaining in office or, if none remain in office, by vote of the holders of Preferred Units who are then entitled to participate in the appointment of such Preferred Unit Directors as provided above.

          (b) The General Partner or Record Holders of Preferred Units owning at least 10% of all outstanding Preferred Units, including the General Partner and its affiliates, may call a meeting of the Record Holders of Preferred Units to elect such nominees. Any Record Holder of Preferred Units calling a meeting shall specify the number of Preferred Units as to which such Record Holder is exercising the right to call a meeting and only those specified Preferred Units shall be counted for the purpose of determining whether the required ten percent (10%) standard of the preceding sentence has been met. Record Holders of Preferred Units desiring to call a meeting shall deliver to the General Partner one or more calls in writing stating that the Record Holders signing such writing wish to call a meeting. Action at the meeting shall be limited to appointing two nominees for the Board of Directors

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and the Record Holders of Preferred Units will have no right to call or participate at other meetings under Section 14.04 of the Partnership Agreement or otherwise. Within sixty (60) days after receipt of such a call from Record Holders of Preferred Units, or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Record Holders of Preferred Units directly. A meeting shall be held at a reasonable time and convenient place determined by the General Partner or the Liquidating Trustee, as the case may be, on a date not more than sixty (60) days after the mailing of notice of the meeting. Record Holders of Preferred Units may vote either in person or by proxy at any meeting. Each Record Holder shall have one vote for each whole Preferred Unit held of record by such Record Holder. No action shall be taken by the Record Holders of Preferred Units without a meeting duly called and held or without written consent in accordance with Section 12 hereof.

          (c) Notice of a meeting called pursuant to this Section 10 shall be given either personally in writing or by mail or other means of written communication addressed to each Record Holder of Preferred Units at the address of the Record Holder appearing on the books of the Partnership. An affidavit or certificate of mailing of any notice or report in accordance with the provisions of this Section 10 executed by the General Partner, Transfer Agent or mailing organization shall constitute conclusive (but not exclusive) evidence of the giving of notice. If any notice addressed to a Record Holder of Preferred Units at the address of such Record Holder appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver such notice, the notice and any subsequent notices or reports shall be deemed to have been duly given without further mailing if they are available for the Record Holder of Preferred Units at the principal office of the Partnership for a period of one year from the date of the giving of the notice to all other Record Holders of Preferred Units.

          (d) For purposes of determining the Record Holders entitled to notice of or to vote at a meeting of the Record Holders of Preferred Units, the General Partner or the Liquidating Trustee, as the case may be, may set a record date, which shall not be less than ten (10) days nor more than sixty (60) days prior to the date of such meeting (unless such requirement conflicts with any rule, regulation, guideline, or requirement of any securities exchange on which the Preferred Units are listed for trading, in which case the rule, regulation, guidelines, or requirement of such securities exchange shall govern).

          (e) Record Holders with respect to more than fifty percent (50%) of the total number of all outstanding Preferred
Units then held by all Record Holders of Preferred Units, whether

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represented in person or by proxy, shall constitute a quorum at a meeting of Record Holders of Preferred Units. The Record Holders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment of such meeting, notwithstanding the withdrawal of enough Record Holders of Preferred Units to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite number of Record Holders specified in this Amendment. In the absence of a quorum, any meeting of Record Holders of Preferred Units may be adjourned from time to time by the affirmative vote of a majority of the Preferred Units represented either in person or by proxy at such meeting. When a meeting is adjourned to another time or place notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the holders of Preferred Units may transact any business which might have been transacted at the original meeting.

          (f) The General Partner or the Liquidating Trustee, as the case may be, shall be solely responsible for convening, conducting, and adjourning any meeting of Record Holders of Preferred Units, including, without limitation, the determination of Persons entitled to vote at such meeting, the existence of a quorum for such meeting, the satisfaction of the requirements of
Section 10(b) with respect to such meeting, the conduct of voting at such meeting, the validity and effect of any proxies represented at such meeting, and the determination of any controversies, votes, or challenges arising in connection with or during such meeting or voting. The General Partner or the Liquidating Trustee, as the case may be, shall designate a Person to serve as chairman of any meeting and further shall designate a Person to take the minutes of any meeting, which Person, in either case, may be, without limitation, a Partner or any employee or agent of the General Partner. The General Partner or the Liquidating Trustee, as the case may be, may make all such other regulations, consistent with applicable law and this Amendment, as it may deem advisable concerning the conduct of any meeting of the Record Holders of Preferred Units, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, and the submission and examination of proxies and other evidence of the right to vote.

          (g) So long as any Preferred Units are outstanding, the Partnership shall not amend, alter or repeal any provisions of the Partnership Agreement or this Amendment so as to alter or change the express powers, preferences or special rights of the Preferred Units set forth herein so as to affect them adversely without the consent of the holders of at least two-thirds of the total number of outstanding Preferred Units, including those held by the General Partner and its affiliates, given in person or by proxy, by vote at a meeting called for that purpose or by written consent as permitted by law. For purposes of this paragraph and in furtherance of the foregoing, any such amendment or any resolution or action of the Board of Directors which would create or issue any

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series of Preferred Units out of the authorized Preferred Units, or which would authorize, create or issue any securities (whether or not already authorized) ranking junior to, on a parity with or senior to the Preferred Units with respect to payment of distributions and distributions upon any Liquidation or having special voting or other rights, shall not be considered to affect adversely the powers, preferences or special rights of the outstanding Preferred Units.

          (h) The Record Holders of the Preferred Units will have no other rights to participate in the management of the Partnership and they will not be entitled to vote on any matters submitted to a vote of the Record Holders of Depositary Units.

     Section 11. PREEMPTIVE RIGHTS. No Record Holder of Preferred Units shall have any preemptive right with respect to (a) additional Capital Contributions, (b) issuance or sale of Units, whether unissued, held in treasury or hereafter created, (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe for, any such unissued Units or Units held in treasury,
(d) issuance of any right of, subscription to, or right to receive, or any warrant or option for the purchase of, any of the foregoing securities, or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

     Section 12. ACTION WITHOUT A MEETING. Any action that may be taken at a meeting of the Record Holders of Preferred Units may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Record Holders of Preferred Units owning not less than the number of Preferred Units that would be necessary to authorize or take such action at a meeting at which all of the Record Holders of Preferred Units were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Record Holders of Preferred Units who have not consented thereto in writing. The General Partner may specify that any written ballot submitted by the General Partner to Record Holders of Preferred Units for the purpose of taking any action without a meeting shall be returned to the Partnership within the time, not less than twenty (20) days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Preferred Units held by a Record Holder of Preferred Units, the Partnership shall be deemed to have failed to receive a ballot for the Preferred Units that were not voted. If consent to the taking of any action by the Record Holders of Preferred Units is solicited by any person other than by the General Partner, the written consents shall have no force and effect unless and until
(i) they are deposited with the Partnership in care of the General Partner, and (ii) consents sufficient to take the action proposed are dated as of a date not more than ninety (90) days prior to the date sufficient consents are deposited with the Partnership.


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     Section 13.    ISSUANCE OF CERTIFICATES EVIDENCING PREFERRED
UNITS. On the closing date of the Rights Offering, the General Partner shall cause the Partnership to issue certificates evidencing the aggregate whole number of Preferred Units to which the Record Holders of Preferred Units are entitled in the form of Exhibit A annexed hereto. Upon a transfer of a Preferred Unit in accordance with Section 14 hereof, the General Partner shall cause the Partnership to issue replacement certificates, according to such procedures as the General Partner shall establish. The certificates issued pursuant to this Section 13 shall, upon issuance, be distributed to the Record Holders of such Preferred Units. The Preferred Units will not be evidenced by Depositary Receipts and, although the Partnership intends to seek to list the Preferred Units on the New York Stock Exchange, there is no obligation to list the Preferred Units on the New York Stock Exchange or any other national securities exchange.

     Section 14. TRANSFER OF PREFERRED UNITS. Until a Preferred Unit has been transferred on the books of the Partnership, the Partnership and the Registrar and Transfer Company or any successor appointed by the General Partner, as transfer agent, registrar and distribution-paying agent for the Preferred Units (the "Transfer Agent") will treat the Record Holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Preferred Unit, except as otherwise required by law. Any transfers of a Preferred Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless certificates representing the Preferred Units are surrendered and the transferee executes and delivers a Transfer Application to the Transfer Agent. By executing and delivering a Transfer Application, the transferee of Preferred Units is an assignee until admitted to the Partnership as a substituted limited partner, and shall have been deemed to have automatically requested admission to the Partnership as a substituted limited partner, agreed to be bound by the terms and conditions of the Partnership Agreement, represented that such transferee has the capacity and authority to enter into the Partnership Agreement and granted the powers of attorney to the General Partner as set forth in the Partnership Agreement. On a monthly basis, the Transfer Agent will, on behalf of transferees who have submitted Transfer Applications, request the General Partner to admit such transferees as substituted limited partners in the Partnership. If the General Partner consents to such substitution, a transferee will be admitted to the Partnership as a substituted limited partner upon the recordation of such transferee's name in the books and records of the Partnership.
Upon such admission, which is in the sole discretion of the General Partner, he or she will be entitled to all of the rights of a limited partner under the Delaware Act and pursuant to this Amendment and the Partnership Agreement. A transferee will, after submitting a Transfer Application to the Partnership but before being admitted to the Partnership as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and this Amendment and the Partnership Agreement, including the right

to receive his or her distributions. Preferred Units are securities and are transferable according and subject to the laws governing transfers of securities.

          A transferee who does not execute and deliver a Transfer Application to the Partnership will not be recognized as the Record Holder of Preferred Units and will only have the right to transfer or assign his Preferred Units to another transferee. Therefore, such transferee will neither receive distributions from the Partnership or have any other rights to which Record Holders of Preferred Units are entitled under the Delaware Act or pursuant to this Amendment or the Partnership Agreement. Distributions made in respect of the Preferred Units held by such transferees will continue to be paid to the transferor of such Preferred Units. The Partnership and a transferor will have no duty to ensure the execution of a Transfer Application by a transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and deliver the Transfer Application to the Partnership.

          Whenever Preferred Units are transferred, the Transfer Application requires that a transferee answer a series of questions. The required information is designed to provide the Partnership with the information necessary to prepare its tax information return. If the transferee does not furnish the required information, the Partnership will make certain assumptions concerning this information.

          As used in this Amendment, the term Transfer Application means an application and agreement for transfer of Preferred Units in the form set forth on the back of the certificates evidencing Preferred Units or in a form substantially to the same effect in a separate instrument.

     Section 15. REPLACEMENT OF LOST, STOLEN, DESTROYED OR MUTILATED PREFERRED UNIT CERTIFICATES. The Partnership shall issue or cause to be issued a new certificate representing a Preferred Unit in place of any certificate representing a Preferred Unit previously issued if the Record Holder of such certificate:

          (a) makes proof, in form and substance satisfactory to the General Partner, of the loss, theft or destruction, and of such General Partner's ownership, of such previously issued certificate;

          (b) surrenders any mutilated certificate;

          (c) requests the issuance of a new certificate before the Partnership has notice that such previously issued certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (d) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with such surety or sureties and with fixed or

open penalty, as the General Partner may direct, to indemnify the Partnership against any claim that may be made on account of the alleged loss, theft, destruction or mutilation of such previously issued certificate; and

          (e) satisfies any other reasonable requirements imposed by the General Partner.

          When a previously issued certificate representing a Preferred Unit has been lost, stolen, destroyed or mutilated, and the Record Holder fails to notify the Partnership within a reasonable time after he has notice of such event, and a transfer of Preferred Units represented by the certificate is registered before such Partnership receives such notification, the Record Holder of the Preferred Unit shall be precluded from making any claim against the Partnership or any Transfer Agent with respect to such transfer or for a new certificate.

     Section 16.    Allocations of Income and Loss.
                    ------------------------------

          (a) Section 5.01 of the Partnership Agreement is amended by adding the following provisions:

     (e) All distributions accrued to a Record Holder of Preferred Units under Section 4(a) of the Amendment during a Fiscal Year shall be treated as guaranteed payments to such Record Holder pursuant to Section 707(c) of the Code for such Fiscal Year.
Record Holders of Preferred Units shall not be allocated any other items of income, gain, loss or deduction of the Partnership in respect of the Preferred Units except (i) upon the redemption of such Preferred Units for Depository Units or (ii) as required under paragraph (c) of Section 5.01.

     (f) Upon any redemption of Preferred Units for Depositary Units, the General Partner is authorized to allocate items of income, gain, loss and deduction between the Record Holders of Depositary Units received upon the redemption and the General Partner and other Record Holders of Depositary Units in such amounts, if any, as are required to cause the Capital Accounts of the Record Holders of each Depositary Unit to be in proportion to the number of Depositary Units held by each Record Holder.

     (b) Sections 5.01(b) and (c) of the Partnership Agreement are amended to provide as follows:

     "(b)

     (1) To the extent that any Partner has or would have, as a result of an allocation of an item of loss or deduction, an Adjusted Capital Account deficit, such amount of loss or deduction shall be allocated to the other Partners (excluding Record Holders of Preferred Units) in proportion to their respective Percentage Interests, but in a manner which will not produce an Adjusted Capital Account deficit as to any such Partner. To the extent such

allocation would result in all Record Holders of Depositary Units and the General Partner having Adjusted Capital Account deficits, such loss or deduction shall be allocated to the Record Holders of Preferred Units in proportion to the number of Preferred Units held by each Record Holder until they would have an Adjusted Capital Account deficit. Any balance shall be allocated to the General Partner.

     (2) Notwithstanding any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, then, subject to the exceptions set forth in Treasury Regulation Section 1.704-2(f)(2), (3), (4) and (5), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partners Minimum Gain, as determined under Treasury Regulation
Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in such section of the Regulations in accordance with Treasury Regulation Section 1.704-2(f). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

     (3) Notwithstanding any other provision of this Article V except Section 5.01(b)(2), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year then, subject to the exceptions set forth in Treasury Regulation Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation
Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation
Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation
Section 1.704-2(i)(4). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation
Section 1.704-2(i) and shall be interpreted consistently therewith.

     "(c)

     (1) Notwithstanding any other provision of this Article V, except Section 5.01(b), in the event any Partner receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that cause or increase an Adjusted Capital Account deficit of such Partner, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, the Adjusted Capital Account deficit of such Partner as quickly as possible.


     (2) Nonrecourse Deductions for any Fiscal Year shall be allocated between the General Partner and the Record Holders of Depositary Units in proportion to their respective Percentage
Interests.

     (3) Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

     (4) The allocations set forth in Sections 5.01(b) and 5.01(c)(1) and (3) above (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation
Section 1.704-1(b). The Regulatory Allocations shall be taken into account for the purpose of equitably adjusting subsequent alloca-tions of income, gain, loss and deduction, and items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of such allocations of income, gain, loss and deduction and other items to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

     (5) Pursuant to Treasury Regulation Section 1.752-3(a), for the purpose of determining the General Partner's and each Record Holders of Depositary Units' share of excess Nonrecourse Liabili-ties of the Partnership, each such Person shall be treated as having a share of the Partnership's profit and income equal to their respective Percentage Interests. For this purpose, the Percentage Interest allocable to Record Holders of Preferred Units shall be zero.

     (6)  To the extent permitted by Treasury Regulation
Sections 1.704-2(h)(3) and 1.704-2(i)(6), the General Partner shall endeavor to treat distributions as having been made from the proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such distributions would cause or increase a deficit balance in any Partner's Adjusted Capital Account."

     (c) Section 5.02 of the Partnership Agreement is amended by deleting paragraphs (c) and (d), relabelling paragraphs (e) through
(h) as paragraphs (c) through (f), respectively, and amending paragraph (a) to read as follows:

     "(a) Except as otherwise provided in this Section 5.02, all items of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated for federal income tax purposes among the General Partner and Limited Partners in accordance with the allocation of the corresponding items of book income, gain, loss and deduction under Section 5.01 hereof."

     Section 17. LIABILITY OF GENERAL PARTNER TO RECORD HOLDERS OF PREFERRED UNITS. The General Partner and its Affiliates and all partners, shareholders, directors, officers, employees or agents of

the General Partner and its Affiliates shall not be liable (for monetary damages or otherwise) to the Record Holders of Preferred Units for errors in judgment or for breach of fiduciary duty as the General Partner of the Partnership or as a partner, shareholder, director, officer, employee or agent of the General Partner of the Partnership or any of its Affiliates, except for liability (i) for any breach of such Person's duty of loyalty to the Partnership, as such duty of loyalty may be set forth in or modified by this Amendment or the Partnership Agreement, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law or (iii) for any transaction from which such Person has derived an improper benefit.

     Section 18. REIMBURSEMENT OF EXPENSES OF GENERAL PARTNER. The Partnership shall reimburse the General Partner for all expenses, disbursements and advances reasonably incurred by the General Partner in connection with the registration of the Rights, the Preferred Units and the Depositary Units under applicable federal and state securities laws in connection with the Rights Offering, the offering, sale and distribution of the Preferred Units and the Depositary Units pursuant to the Rights Offering and, as applicable, the listing of the Rights, the Preferred Units and the Depositary Units on the New York Stock Exchange.

     Section 19. REPORTS. The General Partner shall furnish such reports and information to Record Holders of Preferred Units at the same time and in the same manner as are required to be furnished to Record Holders pursuant to Section 8.04 of the Partnership Agreement.

     Section 20. NOTICES. All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a Record Holder of Preferred Units or the Partnership pursuant to this Amendment shall be in writing and shall be personally delivered, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or telex, addressed as follows:

               (a)  If to the General Partner:

                    American Property Investors, Inc.
                    90 South Bedford Road
                    Mt. Kisco, New York  10549
                    Attention:  John P. Saldarelli

               (b)  If to a Record Holder of Preferred Units:

                    The Last Known Business, Residence or
                    Mailing Address of Such Record Holder
                    Reflected in the Records of the
                    Partnership



               (c)  If to the Partnership:

                    American Real Estate Partners, L.P.
                    90 South Bedford Road
                    Mt. Kisco, New York  10549
                    Attention:  John P. Saldarelli

     The General Partner and each Record Holder of Preferred Units and the Partnership may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex) the answerback being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     Section 21. SEVERABILITY. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Amendment shall not affect the remaining portions of this Amendment or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Amendment or any such other agreement or instrument invalid, this Amendment and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

     Section 22. WAIVER. Neither the waiver by a Partner of a breach or of a default under any of the provisions of this Amendment, nor the failure of a Partner, on one or more occasions, to enforce any of the provisions of this Amendment or to exercise any right, remedy, or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or a waiver of any such provisions, rights, remedies, or privileges hereunder.

     Section 23. LIMITATION ON BENEFITS OF THIS AGREEMENT. It is the explicit intention of the Partners and the Partnership that no person or entity other than the Partners and the Partnership is or shall be entitled to bring any action to enforce any provision of this Amendment against any Partners or the Partnership, and that except as set forth in this Amendment, the covenants, undertakings, and agreements set forth in this Amendment shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder) and the Partnership.

     Section 24.    CONSENT OF RECORD HOLDERS OF PREFERRED UNITS.
By acceptance of a Preferred Unit, each Record Holder thereof shall

be deemed to have applied for admission as a Limited Partner of the Partnership with respect to the Depositary Units and Preferred Units and to have agreed to be bound by all of the terms and conditions of the Partnership Agreement. In addition, by acceptance of a Preferred Unit, each Record Holder thereof expressly consents and agrees that, whenever in this Amendment it is specified that an action may be taken upon the affirmative vote of less than all of the Record Holders of Preferred Units, such action may be so taken upon the concurrence of less than all of the Record Holders of Preferred Units and each such Record Holder of Preferred Units shall be bound by the results of such action.

     Section 25. PRONOUNS. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity may require.

     Section 26. HEADINGS. Section and subsection headings contained in this Amendment are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     Section 27. GOVERNING LAW. This Amendment, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the Delaware Act and all other laws of Delaware (but not including the choice of law rules thereof).

     Section 28.    AMENDMENTS.  The Record Holders of Preferred
Units shall have no right to propose amendments to the terms of the Preferred Units under Article 14 of the Partnership Agreement or otherwise.

     Section 29. EXECUTION IN COUNTERPARTS. To facilitate execution, this Amendment may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of or on behalf of, each party, or that the signatures of the person required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     Section 30: INCONSISTENT TERMS; CONTINUATION OF PARTNERSHIP AGREEMENT. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the Partnership Agreement is deemed amended to conform to the terms of this Amendment. Except as amended by this Amendment, the Partnership Agreement continues in full force and effect.


     Section 31. POWERS OF GENERAL PARTNER. Record Holders of Preferred Units acknowledge that the General Partner shall have the right, power and authority, in the management and control of the business and affairs of the Partnership, to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate to carry out the purposes and business of the Partnership, as set forth in the Partnership Agreement, and the Record Holders of Preferred Units further acknowledge that their rights are limited to those set forth in this Amendment and any rights set forth in the Partnership Agreement consistent herewith.

          IN WITNESS WHEREOF, the undersigned have duly executed this Amendment, or have caused this Amendment to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                              General Partner:

                              AMERICAN PROPERTY INVESTORS, INC.


                              By:    /s/John P. Saldarelli
                                     ____________________________

                              Title: Treasurer
                                     ____________________________



                              Limited Partners:

                              By:  American Property Investors,
                                     Inc. (attorney-in-fact)

                              By:    /s/John P. Saldarelli
                                     ____________________________

                              Title: Treasurer
                                     ____________________________

            [Amendment No. 1 to Partnership Agreement]

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